Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 133 to Registration Statement No. 002-11884 on Form N-1A of our report dated September 18, 2007 relating to the financial statements and financial highlights of Fidelity Puritan Trust, including Fidelity Value Discovery Fund, appearing in the Annual Report on Form N-CSR of Fidelity Puritan Trust for the year ended July 31, 2007, and to the reference to us under the heading "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are a part of such Registration Statement.

/s/ Deloitte & Touche LLP

DELOITTE & TOUCHE LLP

Boston, Massachusetts

May 1, 2008